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                                                       Exhibit 12

                      HECLA MINING COMPANY

            FIXED CHARGE COVERAGE RATIO CALCULATION
     For the Nine Months Ended September 30, 2000 and 1999
                 (In thousands, except ratios)
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                                                Nine Months   Nine Months
                                                   2000          1999
                                                -----------   -----------
Income (loss) before income taxes,
  extraordinary item,and cumulative
  effect of change in accounting principle       $ (26,828)    $ (31,542)

Add:  Fixed Charges                                 12,709         9,469
Less:  Capitalized Interest                            - -           (19)
                                                 ---------     ---------

Adjusted income (loss) before income taxes,
  extraordinary item, and cumulative effect
  of change in accounting principle              $ (14,119)    $ (22,092)
                                                 =========     =========

Fixed charges:
  Preferred stock dividends                      $   6,038     $   6,038
  Interest portion of rentals                          828           315
  Total interest cost                                5,843         3,116
                                                 ---------     ---------

Total fixed charges                              $  12,709     $   9,469
                                                 =========     =========

Fixed Charge Ratio                                      (a)           (a)

Inadequate coverage                              $  26,828     $  31,561
                                                 =========     =========

Write-downs and other noncash charges:
  DD&A(b) (mining activity)                      $  17,076     $  17,348
  DD&A(b) (corporate)                                  213           248
  Provision for closed operations and
    environmental matters                            4,020        28,533
  Reduction in carrying value of mining
    properties                                       9,072         4,077
                                                 ---------     ---------

                                                 $  30,381     $  50,206
                                                 =========     =========


(a)  Earnings for period inadequate to cover fixed charges.
(b) "DD&A" is an abbreviation for "depreciation, depletion and amortization."
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